Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474

Pricing Supplement No. 62 dated September 9, 2004
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date:             September 9, 2004
Issue Date:             September 14, 2004



CUSIP        Aggregate        Price to    Gross       Named       Dealers'
Number       Principal        Public      Agents'     Agents'     Selling
             Amount                    Concession  Concession  Concession

52519FDE8    $11,995,000.00   100.00%     2.70%       2.50%       2.00%
52519FDF5    $    70,000.00   100.00%     2.20%       2.00%       1.60%


CUSIP        Net Proceeds        Interest Rate
Number       to Issuer           per Annum

52519FDE8    $11,671,135.00      5.75%
52519FDF5    $    68,460.00      5.25%



CUSIP        Interest Payment        First Interest     Maturity
Number       Dates                   Payment Date       Date

52519FDE8    Monthly on the 14th,    October 14, 2004   September 14, 2029
             and on the Maturity
             Date
52519FDF5    Semi-annually on        March 14, 2005     September 14, 2019
             March and September
             14th, and on the
             Maturity Date


CUSIP        Survivor's    Right of Issuer to Redeem Notes or of
Number       Option        Holder to Require Repayment of Notes
             (Yes/No)

52519FDE8    Yes           The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 14th, commencing September 14, 2009. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivor's Option, if applicable.

52519FDF5   Yes            The Note may not be redeemed prior to the Maturity
                           Date at the option of Lehman Brothers Holdings.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivor's Option, if applicable.



Other Terms:            None


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.